Exhibit 23.3

December 8, 2004

Ctrip.com International, Ltd

3F, Building 63-64

No. 421 Hong Cao Road

Shanghai 200233

People’s Republic of China

Ladies and Gentlemen:

We hereby consent to the use of our name under the caption “Legal Matters” in the prospectus included in the registration statement on Form F-2 filed by Ctrip.com International, Ltd. on the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Sincerely yours,

/s/ Latham & Watkins LLP